Exhibit 23(c)

[PricewaterhouseCoopers LLP Letterhead]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Amendment No. 1 to Form S-1 and the related Prospectus (the “Registration Statement, Form S-1 No. 333-141513”) of our report dated March 15, 2007 relating to the financial statements of TIAA Real Estate Account, which appears in such Registration Statement. We also consent to the use in this Registration Statement of our report dated April 18, 2007, relating to the financial statements of Teachers Insurance and Annuity Association of America, which appears in such Registration Statement. We further consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
April 26, 2007